                                                                          ADVISORONE FUNDS

                                                                                                                                                                     April 26, 2006

Securities and Exchange Commission

100 F Street N.E.

Washington, DC 20549

                                                       Re:             Request for Withdrawal:

                                                                          AdvisorOne Funds (the "Registrant")

                                                                          Form 13F filed on Form 13F-HR

                                                                          (File No. 333-20635)

Ladies and Gentlemen:

     On behalf of AdvisorOne Funds (“Registrant" or the “Trust), I hereby request withdrawal of the above-mentioned Form 13F filing, pursuant to Rule 477 of Regulation C promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

The Form 13F filing was mistakenly filed on EDGAR Form 13F-HR under CIK number 1029068 (the Trust’s Registration Statement on Form N-1A) on April 20, 2006. The Form 13F was properly filed on EDGAR Form 13F-HR under CIK number 1360533 (the Adviser’s Registration) on April 26, 2006.

     Accordingly, I hereby request withdrawal of said Form 13F-HR (File No. 333-20635).

                                                                                                              Sincerely,

                                                                                                              ADVISORONE FUNDS

                                                                                                               By: /s/ Brian Nielsen

                                                                                                                Brian Nielsen, Secretary